ARTICLES OF AMENDMENT

DREYFUS INVESTMENT GRADE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating (i) Dreyfus Premier Intermediate Term Income Fund as Dreyfus Intermediate Term Income Fund and the issued and unissued shares of Dreyfus Premier Intermediate Term Income Fund as Dreyfus Intermediate Term Income Fund shares of the relevant class, (ii) Dreyfus Premier Short Term Income Fund as Dreyfus Short Term Income Fund and the issued and unissued shares of Dreyfus Premier Short Term Income Fund as Dreyfus Short Term Income Fund shares of the relevant class, and (iii) Dreyfus Premier Yield Advantage Fund as Dreyfus Yield Advantage Fund and the issued and unissued shares of Dreyfus Premier Yield Advantage Fund as Dreyfus Yield Advantage Fund shares of the relevant class.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Investment Grade Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS INVESTMENT GRADE FUNDS, INC.

By: Jeff Prusnofsky
Jeff Prusnofsky
Vice President

WITNESS:

John B. Hammalian
Assistant Secretary

2008 DEC -2 P 3:23

RECEIVED
DEPARTMENT OF
ASSESSMENTS & TAXATION